                                                                    EXHIBIT 99.5

                                AVENUE A, INC.

                  NONQUALIFIED STOCK OPTION LETTER AGREEMENT


TO:
     -------------------

     Pursuant to the terms of the Employment Agreement between you and Avenue A, Inc. (the "Company") dated ________ (the "Employment Agreement"), you are entitled to receive a stock option (the "Option") to purchase shares (the "Option Shares") of the Company's Common Stock.

     The terms of the Option are as set forth in this nonqualified stock option letter agreement (this "Agreement"). In addition, although the Option is not granted under the Company's 1998 Stock Incentive Compensation Plan (the "Plan"), to the extent not inconsistent with the terms set forth below, the terms and conditions of the Plan apply to the Option. Such terms and conditions are hereby incorporated into this Agreement, and a copy of the Plan is attached to this Agreement. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan.

     The most important terms of the Option are summarized as follows:

     1.  Grant Date:  September 2, 1999
     2.  Number of Shares:  _____________
     3.  Exercise Price:  $2.50 per share
     4.  Expiration Date:  Ten years from Grant Date
     5.  Type of Option:  Nonqualified Stock Option

     6. Vesting and Exercisability: The entire Option will vest and become exercisable on the sixth anniversary of the Grant Date unless portions of the Option are earlier vested and become exercisable pursuant to the following 1999 and 2000 target and incentive schedules (the "Target and Incentive Schedules") or are otherwise earlier terminated:


                          1999 Targets and Incentives
-------------------------------------------------------------------------------------------
                                                       Number of Options to Employee Which
                                                         Vest and Become Exercisable at
  1999 Annual "Gross Income"                                    90 days after
   Target of I-BALLS LLC                                      December 31, 1999
-------------------------------------------------------------------------------------------
  Less than $1.95 million                                           None
-------------------------------------------------------------------------------------------
At least $1.95 million but less than $2.4 million                 100,000
-------------------------------------------------------------------------------------------
At least $2.4 million but less than $3 million              An additional 100,000
-------------------------------------------------------------------------------------------
$3 million or greater                                       An additional 100,000
-------------------------------------------------------------------------------------------

Notwithstanding the foregoing schedule, if I-BALLS LLC's 1999 Annual Gross Income Target of $1.95 million is not met for the 12 months ended December 31, 1999, you may elect to seek to have I-BALLS LLC meet the Annual Gross Income Target set forth in the schedule above for the 12-month period ending March 31, 2000 (the "Revised Period"), and if such election is made and such targets are met for the Revised Period, the Option will vest and become exercisable in accordance with the schedule above, except that the date December 31, 1999 will be deemed to be replaced with the date March 31, 2000 wherever it appears in such schedule.


                          2000 Targets and Incentives
----------------------------------------------------------------------------------------
                                                     Number of Options to Employee
                                                    Which Vest and Become Exercisable
 2000 Annual "Gross Income"                               at 90 days after
  Target of I-BALLS LLC                                  December 31, 2000
----------------------------------------------------------------------------------------
  Less than $3.45 million                                           None
----------------------------------------------------------------------------------------
At least $3.45 million but less than $4.2 million                 100,000
----------------------------------------------------------------------------------------
At least $4.2 million but less than $5.25 million           An additional 100,000
----------------------------------------------------------------------------------------
  $5.25 million or greater                                  An additional 100,000
----------------------------------------------------------------------------------------

     For purposes of the Target and Incentive Schedules, "Gross Income" means gross ad buy income, plus commissions, less site payout, as reflected on I-BALLS LLC's financial statements.

     7.   Termination of Employment:

     (a) If the Company terminates your employment other than for "Cause," as such term is defined in the Employment Agreement, then the Option will continue to vest in accordance with the Target and Incentive Schedules (including your ability to have the 1999 Target and Incentive Schedule calculations based on the Revised Period pursuant to Section 6), and any unvested portion of the Option as of 91 days after December 31, 2000 (the "2000 Vesting Date") will terminate and no longer be exercisable.

     (b) If the Company terminates your employment for Cause on or prior to December 31, 2000, then the Option will continue to vest in accordance with the Target and Incentive Schedules (including your ability to have the 1999 Target and Incentive Schedule calculations based on the Revised Period pursuant to
Section 6), and you will retain the pro rata portion of any vested portion of the Option as of (a) 91 days after December 31, 1999 or March 31, 2000 (if you make the election provided under Section 6) (the "1999 Vesting Date") or (b) the 2000 Vesting Date, as applicable, based on the period of time actually spent as an employee of I-BALLS LLC during such year, and any unretained portion of the Option, whether vested or unvested, will terminate and no longer be exercisable.

     (c) If you resign or otherwise voluntarily leave I-BALLS LLC's employment on or prior to December 31, 2000, then the Option will continue to vest in accordance with the Target and Incentive Schedules (including your ability to have the 1999 Target and Incentive Schedule calculations based on the Revised Period pursuant to Section 6), and you will retain the pro rata portion of any vested portion of the Option as of (a) the 1999 Vesting Date or (b) the 2000 Vesting Date, as applicable, based on the period of time actually spent as an employee of I-BALLS LLC during such year, and any unretained portion of the Option, whether vested or unvested, will terminate and no longer be exercisable.

     (d) If there is a "Change of Control" as defined in the Employment Agreement, and you elect to terminate your employment, then the Option shall continue to vest in accordance with the Target and Incentive Schedules (including your ability to have the 1999 Target and Incentive Schedule calculations based on the Revised Period), and any unvested portion of the Option as of 91 days after December 31, 2000 shall be terminated. If you do not elect to terminate your employment in connection with the Change of Control, then your Option will be treated in accordance with the Change of Control provisions of the Plan.

     8. Termination of Option: Except as otherwise provided in this Agreement, the unvested portion of the Option will terminate automatically and without further notice immediately upon termination (voluntary or involuntary) of your employment or service relationship with the Company or a subsidiary of the Company. The vested portion of the Option will terminate automatically and without further notice on the earliest of the following dates:

     (a) three months after termination of your employment or service relationship with the Company or a subsidiary of the Company for any reason other than Disability;

     (b) one year after termination of your employment or service relationship with the Company or a subsidiary of the Company by reason of Disability; and

     (c)  the Expiration Date.

If you die while any portion of the Option is vested and exercisable, that portion of the Option may be exercised until one year after the date of death or the Expiration Date, whichever is earlier.

     Notwithstanding the foregoing, if your employment is terminated under any of the circumstances described in Section 7, you will have three months from the 1999 Vesting Date or the 2000 Vesting Date, as applicable, to exercise any vested and retained portion of the Option.

     It is your responsibility to be aware of the date your Option terminates.

     9. Method of Exercise: You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state the election to exercise the Option and the number of shares of Common Stock for which you are exercising the Option. The written notice must be accompanied by full payment of the exercise price for the number of shares of Common Stock you are purchasing.

     Any Option Shares issued upon exercise of the Option will be subject to the limitations on disposition set forth in Section 7 of the Employment Agreement.

     10. Form of Payment: You may pay the Option exercise price, in whole or in part, in cash, by check or, unless the Plan Administrator determines otherwise, by (a) tendering (either actually or by attestation) shares of Common Stock held by you for a period of at least six months having a fair market value on the day prior to the date of exercise equal to the exercise price; (b) if and so long as the Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, delivery of a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds necessary to pay the exercise price; or (c) such other consideration as the Plan Administrator may permit.

     11. Withholding Taxes: As a condition to the exercise of the Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with such exercise. The Company has the right to retain without notice sufficient shares of stock to satisfy the withholding obligation. Unless the Plan Administrator determines otherwise, you may satisfy the withholding obligation by electing to have the Company withhold from the shares to be issued upon exercise that number of shares having a fair market value equal to the amount required to be withheld. The Company may also deduct from the shares to be issued upon exercise any other amounts due from you to the Company.

     12. Limited Transferability: During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution. The Plan provides for exercise of the Option by a designated beneficiary or the personal representative of your estate following your death.

     13. Registration: Your particular attention is directed to Section 17.3 of the Plan, which describes certain important conditions relating to federal and state securities laws that must be satisfied before the Option can be exercised and before the Company can issue any shares to you. By accepting the Option, you hereby acknowledge that you have read and understand Section 17.3 of the Plan.

     14. Binding Effect: This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

     Please execute the following Acceptance and Acknowledgment and return it to the undersigned.
                                  Very truly yours,

                                  AVENUE A, INC.


                                  By
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                                  Its
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